Exhibit 10.1

RETENTION AGREEMENT

This Agreement, entered into the 19th day of March, 2009, is between Toreador Resources Corporation (“Toreador”) and Charles Campise (“Employee”).

1.                                      Obligations of Toreador.  Toreador will offer Employee the Waiver, Release, and Separation from Employment Letter Agreement, attached hereto as Exhibit A, upon the date of Employee’s termination (currently scheduled for August 30, 2009); provided that the Employee has not voluntarily terminated his or her employment or been terminated for “Cause.”

2.                                      Obligations of Employee.  Employee agrees to work for Toreador until Toreador terminates Employee’s employment.  Toreador will not be obligated to offer Employee the Waiver, Release, and Separation from Employment Letter Agreement if Employee voluntarily resigns his/her employment with Toreador prior to the date that Toreador terminates Employee’s employment or if Employee is terminated for “Cause.”

3.                                      Definition of Cause.  For purposes of this Agreement, Employee’s termination will be for Cause if the Employee:

1)              Is convicted of a felony (as defined in the Texas Penal Code);

2)              Pleads guilty or no contest to a felony;

3)              Perpetrates fraud on, embezzles from, or breaches a fiduciary duty owed to Toreador;

4)              Commits a material violation of Toreador policy; or

5)              Engages in misconduct that results in material harm to Toreador.

4.                                      Changes to the Separation Benefits.  The Waiver, Release, and Separation from Employment Letter Agreement represents what you will be offered assuming that you do not voluntarily resign and are not terminated for Cause.  However, the Separation Benefits are subject to upward adjustment dependant upon the following:

a.                                       Change in Stock Price:  Toreador’s stock price as of February 19, 2009 was $2.47/share.  If Toreador’s stock price is below $2.22/share as of the date of your termination, the common stock grant of 129,000 shares will be revised so that you will receive an amount of shares equal to $318,630 divided by the Toreador stock price as of the date of your termination.

b.                                      Achievement of Milestones:  Listed below are four “Milestones” that, if achieved, would raise the total value of your Separation Benefits by $81,112.  At the Company’s sole option, this increase in value will be added to either your lump sum cash payment, your common stock grant, or some combination of cash payment and stock grants.  All of the Milestone’s must be achieved before June 30, 2009.  If, through no fault of the Employee’s, it is impossible to achieve any Milestone because the equipment and/or staff has not been put into place at the Paris, France office, the Milestone will be deemed achieved.

Milestone 1:  The information technology department at the new Toreador headquarters in Paris, France is fully functioning.

Milestone 2:  All of the corporate accounting and consolidation systems have been successfully transferred to Paris, France.

Milestone 3:  All Microsoft Excel, Word, and Powerpoint documents have been successfully transferred to Paris, France.

Milestone 4:  The Paris, France accounting staff is fully trained to perform the functions previously performed by the accounting staff in Dallas, Texas.

ACCEPTED AND AGREED BY EMPLOYEE:

Signature:	/s/ Charles Campise	Date:	March 19, 2009
Charles Campise

FOR TOREADOR

By:	/s/ Charles Campise	Date:	March 19, 2009
Craig M. McKenzie

Title:	President and CEO

EXHIBIT A

TO:                            Charles Campise

Re:                             Waiver, Release and Separation from Employment Letter Agreement

This is an Agreement between Toreador Resources Corporation (“Toreador” or the “Company”) and you.

SEPARATION BENEFITS

In connection with a restructuring and relocation plan, the Dallas office will be closing and substantially all of the employees terminated.  Your position is scheduled for termination on August 30, 2009, and you will involuntarily separated from service on that date.  The Company will, in consideration of your signing and agreeing to waive and release claims as set out in this document, provide you with the following Separation Benefits.  You would not otherwise be entitled to these Separation Benefits under any employment contract, company policy or any law.

The Separation Benefits consist of:

•                  A lump sum cash payment of $40,000;

•                  125,000 shares of Toreador Common Stock;

•                  Immediate Vesting of 14,899 shares of outstanding stock grants;

•                  COBRA Continuation for 18 months (as explained below);

•                  The cash value of any accrued, unused paid time off.

In order to be paid the Separation Benefits, you must sign this Agreement and return it as instructed below.

The lump sum cash payment and accrued, unused paid time off will be paid, less legally required deductions and withholdings, after the Company receives the executed Agreement.  The stock grants will be processed through American Stock Transfer, and the certificates will be forwarded to you at your home address.  In the event of your death prior to receiving the Separation Benefits, your estate will receive the Separation Benefits on your behalf.

COBRA Continuation - In accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), if you are a current participant in the Company’s group health plan and you timely elect COBRA continuation coverage for yourself and your  dependents (provided they were covered under the Company’s group health plan immediately prior to your termination of employment), the Company will pay 100% of the premiums for such coverage for a period of eighteen (18) months.  Thereafter, if you are eligible and wish to continue your continuation coverage, and the maximum applicable COBRA coverage period has not expired, you may continue your coverage, but you shall be solely responsible for payment of any required COBRA premium.

GLOBAL RELEASE OF CLAIMS

In consideration of the Separation Benefits described above, I,                     (Print your name), hereby agree to unconditionally release and discharge the Company, its predecessors, successors and assigns, parents, subsidiaries, shareholders, divisions, affiliates, agents, directors, officers, employees, representatives, attorneys, the registered public accounting firm and all persons acting by, through, under or in concert with any of them, from liability for any claims that I may have against it and them as of the date of my signature on this document.

I understand, agree, and acknowledge that this waiver and release includes, without limitation, any disputes or claims related to, or arising out of (a) my employment with the Company, including the terms and conditions of my employment (such as compensation, benefits, equity, and any other payment); (b) my separation from employment with the Company; (c) any employment contracts between me and the Company; and (d) all claims that I may have had or now have, that have been or could be asserted by me, including, but not limited to, all known or unknown claims against the Company under any collective bargaining agreement; federal, state or local law, such as Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Employee Retirement Income Security Act (“ERISA”), the Fair Labor Standards Act (“FLSA”), the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act (“WARN”); the Sarbanes Oxley Act (“SOX”); the Lilly Ledbetter Fair Pay Act; the Texas Labor Code; or any claim for violation of common law, breach of contract, retaliation or wrongful discharge, tort or other civil wrong.

This document in no way affects my ability to bring a charge of discrimination with or participate in an investigation conducted by the Equal Employment Opportunity Commission.

ADDITIONAL INFORMATION

The Dallas office will be permanently closed and all employees reporting, directly or indirectly, to Chief Executive Officer Craig McKenzie will be terminated.  The terminations will take place according to a schedule commencing on March 17, 2009 and ending on September 30, 2009.  All employees terminated as a result of this closing are eligible for separation benefits provided that they execute a release of claims.  A chart of the job titles and ages of the affected employees is attached as Exhibit A.  This information is being provided pursuant to the Older Worker Benefits Protection Act (“OWBPA”) so that you can make an informed decision regarding the waiver of any claims arising under the ADEA.

TIME TO CONSIDER RELEASE

I understand that I have forty-five (45) calendar days to review and consider the provisions of this release.  I also understand that I do not have to wait forty-five (45) days to accept the agreement, and, if I sign and return this agreement before the forty-five (45) days have passed, the seven (7) day revocation period described below will begin upon signing.

TIME FOR REVOCATION

I understand that once I sign and deliver this release, I have seven (7) calendar days to revoke this agreement without penalty.  I understand that I will receive no benefits under this Agreement if I revoke within the 7 day period.  Revocation is only effective if, before the expiration of the seven (7) calendar days, I deliver a notice of revocation to Craig M. McKenzie.  I also understand that this agreement does not become effective or enforceable until the seven (7) calendar days are over and I have not exercised my right of revocation.  I understand that until this revocation period closes, I will not receive any of the Separation Benefits described above.

ATTORNEY CONSULTATION

I understand that it is my right to consult with an attorney before signing this agreement.  Toreador advises you to consult with an attorney before signing this agreement.

KNOWINGLY AND VOLUNTARILY

I agree that I fully understand all the provisions of this Agreement.  I am voluntarily entering into this Agreement with full knowledge of the terms contained in the Agreement and the fact that I do not have to sign this Agreement.

ENTIRE AGREEMENT

I agree that this document sets forth the entire Agreement between the Company and me, and fully supersedes any and all prior agreements, understandings or representations between the Company and me pertaining to the subject matter of this Agreement.  I represent and acknowledge that in executing this Agreement, I am not relying, and have not relied, upon any representation(s) by the Company or its agents, except as expressly contained in this Agreement.

INSTRUCTION TO READ THIS DOCUMENT CAREFULLY

Please read this document carefully prior to signing it.  You are being asked, in exchange for the Separation Benefits, to release potentially valuable legal rights.

I understand that the terms of this Agreement are confidential and agree not to disclose any information concerning the terms of this Agreement to anyone, except when consulting legal counsel regarding this agreement; immediate family; and as required by law or as necessary to file my federal, state or local tax returns.

We advise you to take the time to consider whether you want to sign this document and to consult with any attorney you choose.  Please indicate your understanding, acceptance and approval of this Agreement by signing your name, dating your signature where indicated below, and returning it to Craig M. McKenzie 13760 Noel Road, Suite 1100, Dallas, Texas, 75240..  The enclosed duplicate original is for you to keep.

ACCEPTED AND AGREED BY EMPLOYEE:

By:
Please sign and print your name on the line above.

Date:

FOR TOREADOR

By:
Craig M. McKenzie

Title:	President and CEO

Date: